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                                                                   EXHIBIT 10.05


September 5, 2000


Earl C. Charles
19200 Bountiful Acres
Saratoga, CA 95070

Dear Earl,

All of us are very excited about you accepting the CFO position of our firm. I have put in writing the compensation plan that we discussed.


POSITION:                          Senior Vice President, CFO


START DATE:                        To be determined, but as soon as possible


SALARY:                            BASE:  $300,000 per year.

                                   CASH INCENTIVE: $150,000 per year at 100% of goals. Goals to be mutually agreed upon between the Board and yourself. This incentive will be uncapped, so that if goals are exceeded, the cash incentive can be larger than $150,000 per year.


                                   ADDITIONAL BONUS: You will receive an
                                   additional bonus of $50,000 as an incentive to move towards an IPO as quickly as possible. This cash bonus will be payable on the first day of your employment.

SHARE OWNERSHIP:                   Cupertino Electric will offer to sell you
                                   301,278 shares (representing approximately 1% of the shares outstanding) at a price of $7.50 per share. These shares will be paid for with a note to Cupertino Electric at prime and secured by the stock and will vest at 25% per year for four years. The first 25% of the shares offered will become fully vested the day the company becomes public if earlier than one year from the start of your employment. You will also be asked to sign a form of shareholder agreement in connection with your shareholding which will provide for the vesting through repurchase rights and for other terms comparable to those of other shareholder executives in the company. It is our intent to also establish an employee stock option program in which you would be eligible for periodic option grants.


VEHICLE: An automobile will be provided in accordance with the Company's auto leasing policy. The monthly lease rate for your position is $800.00 per month.


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[LOGO]

Richard Powers
June 30, 2000
Page 2

MEDICAL
INSURANCE:                         You and your family will be eligible for
                                   major medical insurance as carried by CEI.

VACATION:                          Vacation eligibility and amount is per the
                                   CEI Employee Handbook.

PROFIT SHARING/
401K PLAN:                         You will be eligible for the 401K Plan per
                                   the summary plan's description of rules and regulations. You will become eligible for Profit Sharing after the completion of one full calendar year of service (January 1 through December 31).

Cupertino Electric, Inc. is an at-will employer therefore you will be employed on an at-will basis. Any other employment agreements beyond what is indicated above must be made in writing and signed by both you and an officer of the Company.

Once again Earl, we are all very excited about you becoming part of our team. We are anxious to move forward with our IPO and beyond and feel that with you on board, this will happen not only quickly but with great success.


Sincerely,

CUPERTINO ELECTRIC, INC.


/s/ JAMES S. RYLEY
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James S. Ryley
Chief Executive Officer